                                                                    Exhibit 99.1






GIBSON GREETINGS, INC.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholders of Gibson Greetings, Inc.
Covington, Kentucky

We have audited the accompanying consolidated balance sheets of Gibson Greetings, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17, on March 9, 2000, American Greetings Corporation completed its merger with the Company by acquiring 97.4% of the outstanding common shares of the Company for a cash price of $10.25 per share.

/s/ Deloitte & Touche LLP
-------------------------

March 3, 2000, except for Note 17,
as to which the date is March 30, 2000

GIBSON GREETINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                          1999         1998         1997
                                                        ---------    ---------    ---------
REVENUES:
  Net sales                                             $ 294,721    $ 407,933    $ 397,115
  Royalty income                                            1,484          597          602
                                                        ---------    ---------    ---------
           Total revenues                                 296,205      408,530      397,717
                                                        ---------    ---------    ---------
COSTS AND EXPENSES:
  Operating expenses:
    Cost of products sold                                 168,713      179,903      159,648
    Selling, distribution and administrative expenses     189,117      202,466      202,109
    Restructuring charge, net                                --         23,055         --
                                                        ---------    ---------    ---------
           Total operating expenses                       357,830      405,424      361,757
                                                        ---------    ---------    ---------
OPERATING (LOSS) INCOME                                   (61,625)       3,106       35,960
                                                        ---------    ---------    ---------
  Financing expenses:
    Interest expense, net of capitalized interest           1,230        3,410        5,432
    Interest income                                          (894)      (4,864)      (5,776)
                                                        ---------    ---------    ---------
           Total financing expenses, net                      336       (1,454)        (344)
                                                        ---------    ---------    ---------
(LOSS) INCOME BEFORE INCOME TAXES                         (61,961)       4,560       36,304

INCOME TAX (BENEFIT) PROVISION                            (26,228)       2,377       14,706
                                                        ---------    ---------    ---------

NET (LOSS) INCOME                                       $ (35,733)   $   2,183    $  21,598
                                                        =========    =========    =========

NET (LOSS) INCOME PER SHARE:
  Basic                                                 $   (2.26)   $    0.13    $    1.32
                                                        =========    =========    =========
  Diluted                                               $   (2.26)   $    0.13    $    1.27
                                                        =========    =========    =========

See accompanying notes to consolidated financial statements.

GIBSON GREETINGS, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                    1999       1998
                                                                  --------   --------
ASSETS

  Current assets:
    Cash and cash equivalents                                     $  4,674   $ 44,267
    Marketable securities                                           68,579       --
    Trade receivables, net                                          66,936     71,438
    Inventories                                                     50,474     84,489
    Income taxes receivable                                         15,351       --
    Deferred income taxes                                           15,338     39,897
    Other current assets                                            14,271      4,958
                                                                  --------   --------
               Total current assets                                235,623    245,049
  Plant and equipment, net                                          87,497     75,906
  Deferred income taxes                                             36,300     28,445
  Other assets, net                                                 71,255     88,051
                                                                  --------   --------
                                                                  $430,675   $437,451
                                                                  ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
    Debt due within one year                                      $ 31,943   $    155
    Accounts payable                                                20,761     32,990
    Income taxes payable                                              --       13,415
    Other current liabilities                                       59,714     61,494
                                                                  --------   --------
             Total current liabilities                             112,418    108,054
  Long-term debt                                                     9,389     10,384
  Other liabilities                                                 46,431     47,535
                                                                  --------   --------
             Total liabilities                                     168,238    165,973
                                                                  --------   --------
  Commitments and contingencies (Notes 14 and 15)

  Stockholders' Equity:
    Preferred stock, par value $1.00; 5,100,000 shares
      authorized, none issued                                         --         --
    Preferred stock, Series B, par value $1.00; 200,000 shares
      authorized, none issued                                         --         --
    Common stock, par value $.01; 50,000,000 shares authorized,
      17,138,264 and 17,123,498 shares issued, respectively            171        171
    Paid-in capital                                                 54,986     54,926
    Retained earnings                                              201,803    237,536
    Accumulated other comprehensive income                          27,476        844
                                                                  --------   --------
                                                                   284,436    293,477
  Less treasury stock, at cost, 1,291,601 shares                    21,999     21,999
                                                                  --------   --------
             Total stockholders' equity                            262,437    271,478
                                                                  --------   --------
                                                                  $430,675   $437,451
                                                                  ========   ========

See accompanying notes to consolidated financial statements.

GIBSON GREETINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                          1999         1998         1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                                     $ (35,733)   $   2,183    $  21,598
                                                                        ---------    ---------    ---------
  Adjustments to reconcile net (loss) income to net cash
    (used in) provided by operating activities:
      Depreciation including write-down of display fixtures                25,128       22,120       22,948
      Impairment of plant and equipment                                       558       12,967         --
      Loss on disposal of plant and equipment                               1,274        1,091        1,339
      Deferred income taxes                                                (1,684)      (9,577)       1,267
      Amortization of deferred costs and goodwill                          32,939       22,903       22,206
      Change in assets and liabilities, net of effects of
        acquistion and divestiture:
          Trade receivables, net                                            4,146      (39,807)      12,098
          Inventories                                                      34,015      (39,462)       5,645
          Income taxes receivable                                         (15,351)        --           --
          Other current assets                                             (9,313)      (2,027)      (1,477)
          Other assets, net of amortization                               (22,838)     (23,453)     (18,519)
          Accounts payable                                                (12,229)      19,585       (1,610)
          Income taxes payable                                            (13,415)      (1,221)      (1,314)
          Other current liabilities                                        (2,592)      (7,757)     (12,995)
          Other liabilities                                                (1,459)         720         (995)
    All other, net                                                            708          163           44
                                                                        ---------    ---------    ---------
           Total adjustments                                               19,887      (43,755)      28,637
                                                                        ---------    ---------    ---------
           Net cash (used in) provided by operating activities            (15,846)     (41,572)      50,235
                                                                        ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of plant and equipment                                         (37,755)     (38,404)     (17,677)
  Proceeds from sale of plant and equipment                                 2,473        1,987          481
  Investment in Internet Companies                                        (15,336)      (2,700)      (4,144)
  Acquisition of The Ink Group Companies                                     --         (1,000)        --
  Proceeds from sale of The Paper Factory of Wisconsin, Inc.                 --         36,216         --
  Acquisition of Gibson Greetings International Limited
    minority interest                                                      (1,046)        --           --
                                                                        ---------    ---------    ---------
           Net cash used in investing activities                          (51,664)      (3,901)     (21,340)
                                                                        ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in short-term borrowings                                    30,984         --           --
  Payments on long-term debt, net                                          (3,127)     (11,967)     (16,751)
  Issuance of common stock                                                     60        2,055        5,401
  Acquisition of common stock for treasury                                   --        (14,615)      (1,433)
                                                                        ---------    ---------    ---------
           Net cash (used in) provided by financing activities             27,917      (24,527)     (12,783)
                                                                        ---------    ---------    ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                      (39,593)     (70,000)      16,112

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                               44,267      114,267       98,155
                                                                        ---------    ---------    ---------
CASH AND CASH EQUIVALENTS, END OF YEAR                                  $   4,674    $  44,267    $ 114,267
                                                                        =========    =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Noncash investing and financing activities:
    Fair value adjustment to available-for-sale investments             $  46,121    $    --      $    --
    Purchase of plant and equipment through capital lease obligations       2,936         --           --

See accompanying notes to consolidated financial statements.

GIBSON GREETINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                        ACCUMULATED
                                                                           OTHER                         TOTAL           TOTAL
                                    COMMON      PAID-IN      RETAINED   COMPREHENSIVE    TREASURY      STOCKHOLDERS' COMPREHENSIVE
                                     STOCK      CAPITAL      EARNINGS      INCOME          STOCK         EQUITY       INCOME (LOSS)
DECEMBER 31, 1996                    $ 167      $ 47,474     $ 213,755       $ 871        $ (5,951)     $  256,316
                                     -----      --------     ---------    --------       ---------      ----------
  Net income                                                    21,598                                      21,598     $ 21,598
  Other comprehensive income -
    Currency translation, net                                                 (138)                           (138)        (138)
  Exercise of stock options               3        5,344                                                     5,347
  Purchase of treasury stock                                                                (1,433)         (1,433)
  Other                                               54                                                        54
                                     -----      --------     ---------    --------       ---------      ----------      --------
DECEMBER 31, 1997                      170        52,872       235,353         733          (7,384)        281,744     $ 21,460
                                     -----      --------     ---------    --------       ---------      ----------      ========
  Net income                                                     2,183                                       2,183     $  2,183
  Other comprehensive income -
    Currency translation, net                                                  111                             111          111
  Exercise of stock options               1        1,994                                                     1,995
  Purchase of treasury stock                                                               (14,615)        (14,615)
  Other                                               60                                                        60
                                     -----      --------     ---------    --------       ---------      ----------      --------
DECEMBER 31, 1998                      171        54,926       237,536         844         (21,999)        271,478     $   2,294
                                     -----      --------     ---------    --------       ---------      ----------      ========
  Net loss                                                     (35,733)                                    (35,733)    $ (35,733)
  Other comprehensive income:
    Currency translation, net                                                 (722)                           (722)         (722)
    Unrealized gains on
      securities, net                                                       27,625                          27,625        27,625
    Minimum pension liability
      adjustment, net                                                         (271)                           (271)         (271)
  Other                                               60                                                        60
                                     -----      --------     ---------    --------       ---------      ----------      --------
DECEMBER  31, 1999                   $ 171      $ 54,986     $ 201,803    $ 27,476       $ (21,999)     $  262,437      $ (9,101)
                                     =====      ========     =========    ========       =========      ==========      ========




See accompanying notes to consolidated financial statements.

GIBSON GREETINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

1.    NATURE OF BUSINESS AND STATEMENT OF ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Gibson Greetings, Inc. and its wholly-owned and majority-owned subsidiaries (the Company). All material intercompany transactions have been eliminated.

      NATURE OF BUSINESS - The Company operates in a single industry segment: the design and sale of greeting cards, paper partywares, gift wrap and related specialty relationship-fostering products. The Company sells to customers in several channels of the retail trade principally located in the United States. The Company conducts business based upon periodic credit evaluations of its customers' financial condition and generally does not require collateral. Sales are recognized at the time of shipment from the Company's facilities. Provisions for sales returns are recorded at the time of the sale, based upon current conditions and the Company's historic experience.

      Consistent with general industry practice, the Company has entered into long-term sales agreements with certain retailers. These sales agreements typically have terms ranging from three to five years, and generally specify a minimum sales volume commitment. In certain of these sales agreements, negotiated cash payments or credits constitute advance discounts against future sales. These payments are capitalized and amortized over the initial term of the sales agreement. In the event of default by a retailer, such as bankruptcy or liquidation, a sales agreement may be deemed impaired and unamortized amounts may be charged against operations immediately following the default. Business risk is also inherent in the Company's industry due to the salability of products being dependent upon the ability to anticipate and respond promptly to changing trends and consumer tastes. Certain of the Company's product lines are particularly susceptible to these risks. However, management believes that business risks are somewhat mitigated by the diversity of the Company's products and distribution channels and by the geographic location of its customers.

      Through August 1998, The Paper Factory of Wisconsin, Inc. (The Paper Factory) was a wholly-owned subsidiary of the Company (see Note 16) which operated retail stores located primarily in manufacturers' outlet shopping centers. The Paper Factory offered broad product assortments of nationally recognized brand gift wrap, greeting cards, paper decorations, wedding supplies and other paper products.

      During the years ended December 31, 1999, 1998 and 1997, Winn-Dixie Stores, Inc. accounted for approximately 14%, 13% and 15% of net sales, respectively, and the geographic distribution of the Company's net sales, based upon customer location, was as follows:

                                  1999       1998       1997

      United States             $241,084   $362,625   $370,581
      United Kingdom              34,107     32,219     21,043
      Other foreign countries     19,530     13,089      5,491
                                --------   --------   --------
                                $294,721   $407,933   $397,115
                                ========   ========   ========

      INTERNATIONAL OPERATIONS - International operations are conducted by the Company's subsidiaries Gibson Greetings International Limited (Gibson International) and The Ink Group Companies (The Ink Group) (see Note 16). Gibson International markets the Company's products primarily in the United Kingdom and other European countries, and The Ink Group is a leading publisher of alternative cards, calendars, address books and diaries in Australia, with additional operations in New Zealand and the United Kingdom. Gibson International was wholly-owned by the Company at December 31, 1999. At December 31, 1998, the minority stockholders of Gibson International were principal officers of Gibson International. The minority stockholders of The Ink Group's operations in Australia and New Zealand are principal officers of The Ink Group.

      The assets and liabilities of the international operations are translated at the exchange rates in effect as of the balance sheet date and results of operations are translated at average exchange rates prevailing during the period. Translation adjustments are recorded within the accumulated other comprehensive income component of stockholders' equity. Gains and losses from foreign currency transactions are included as a component of selling, distribution and administrative expenses within the Consolidated Statements of Operations. For the years ended December 31, 1999, 1998 and 1997, net foreign currency losses totaled $317, $103 and $519, respectively.

      The Company's foreign-located long-lived assets at December 31, 1999, 1998 and 1997 were not material to the consolidated total of such assets.

      CASH AND CASH EQUIVALENTS - Cash and cash equivalents are stated at cost. Cash equivalents include time deposits, money market instruments and short-term debt obligations with original maturities of three months or less. The carrying amount approximates fair value because of the short maturity of these instruments. The effect of exchange rate changes on cash and cash equivalents is not material.

      MARKETABLE SECURITIES - At December 31, 1999, marketable securities is comprised of the Company's investment in common shares of Egreetings Network (Egreetings), a pioneer in providing digital greetings through the Internet, and warrants to purchase shares in the future. The Company's holdings in Egreetings, with a cost to the Company of $21,780, represent a less-than-20% ownership interest and are categorized as available-for-sale. The investment is recorded at fair value, which is based on Egreetings' market price per common share as quoted in the Nasdaq National Market. See Note 17.

      OTHER CURRENT ASSETS - At December 31, 1999, other current assets is comprised of prepaid expenses and assets held in a grantor tax trust, known as a "Rabbi" trust, which was established in connection with the Company's proposed merger with American Greetings Corporation (see Notes 2 and 17) for the purpose of providing employee retention incentives. At December 31, 1998, other current assets consists solely of prepaid expenses. Assets held in the Rabbi trust are recorded at fair value and are subject to claims of the Company's creditors, but otherwise must be used only for the purpose of providing employee retention incentives. The trust is classified as current due to management's expectation that incentive payments sufficient to exhaust the trust will be made during the upcoming year. The $10,086 carrying amount approximates fair value at December 31, 1999 due to the trust holding primarily cash and cash equivalents.

      INVENTORIES - Inventories are stated at the lower of cost (first-in, first-out) or market.

      PLANT AND EQUIPMENT - Plant and equipment are stated at cost. Plant and equipment, except for leasehold improvements, are depreciated over their related estimated useful lives, using the straight-line method. Generally, buildings are depreciated over 40 years; machinery and equipment are depreciated over three to 11 years; and display fixtures are depreciated over three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the respective leases (see Note 14), using the straight-line method, and property acquired under capital leases is amortized over the terms of the respective leases, using the straight-line method. Expenditures for maintenance and repairs are charged to operations in the period incurred; renewals and betterments are capitalized.

      OTHER ASSETS - Other assets include deferred and prepaid costs, investments and goodwill. Deferred and prepaid costs principally represent costs incurred relating to long-term customer sales agreements. Deferred and prepaid costs are amortized ratably over the terms of the agreements, generally three to five years.

      At December 31, 1999, investments consist primarily of assets held in Rabbi trusts for certain of the Company's retirement plans. At December 31, 1998, investments consist of the Rabbi trusts and the Company's investments in Egreetings. Assets held in the Rabbi trusts are recorded at fair value and are subject to claims of the Company's creditors, but otherwise must be used only for purposes of providing benefits under the retirement plans. The cost and market value of the Rabbi trusts were $6,237 and $5,633, respectively, at December 31, 1999 and $5,692 and $5,766, respectively, at December 31, 1998. The market value of the Company's investments in Egreetings at December 31, 1998, which represented a less-than-20% ownership interest, was not readily determinable and the investments were recorded at cost.

      Goodwill, which represents the excess of cost over fair value of net assets acquired, relates to both Gibson International and The Ink Group as of December 31, 1999 and only The Ink Group as of December 31, 1998. Goodwill is amortized over 20 years, using the straight-line method. Accumulated goodwill amortization at December 31, 1999 and 1998 was $738 and $280, respectively. The realizability of goodwill is evaluated periodically as events or circumstances indicate a possible inability to recover its carrying amount.

      ACCOUNTING FOR LONG-LIVED ASSETS - Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. In connection with a 1999 customer bankruptcy and the Company's 1998 restructuring plan, the carrying values of certain plant and equipment were written-down to their estimated future cash flows (see Note 3).

      INCOME TAXES - Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of currently enacted tax laws.

      FINANCIAL INSTRUMENTS - The Company's financial instruments consist primarily of investments in cash and cash equivalents, holdings in Egreetings, trade receivables and certain other assets, including long-term customer sales agreements and investments, as well as obligations under accounts payable, short- and long-term debt and liabilities for payments on sales agreements. The carrying values of these financial instruments, with the exception of the holdings in Egreetings and the retirement plans' Rabbi trusts (see "Marketable Securities" and "Other Assets" above), approximate fair value.

      COMPUTATION OF NET INCOME PER SHARE - The following table reconciles basic weighted average shares outstanding to diluted weighted average shares outstanding for the years ended December 31, 1999, 1998 and 1997. There are no adjustments to net income for the basic or diluted earnings per share (EPS) computations.


                                                      1999         1998         1997

      Basic weighted average shares outstanding     15,837,075   16,205,383   16,379,250
      Effect of dilutive stock options                    --        263,803      560,791
                                                    ----------   ----------   ----------
      Diluted weighted average shares outstanding   15,837,075   16,469,186   16,940,041
                                                    ==========   ==========   ==========

      Options to purchase 2,355,804, 815,898 and 91,014 shares for the years ended December 31, 1999, 1998 and 1997, respectively, were not included in the computation of diluted EPS due to their having an anti-dilutive effect.

      STOCK OPTIONS - The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), and continues to apply Accounting Principles Board Opinion No. 25 and related interpretations in the accounting for its stock option plans. See Note 13 for discussion of stock options and the disclosures required by SFAS No. 123.

      IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). In general, SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities in the balance sheet at their fair value, and sets forth the manner in which gains or losses thereon are to be recorded. The treatment of such gains and losses depends on the intended use of the derivative and the resulting designation. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." Based on the new effective date, the Company will adopt the provisions of this statement in the first quarter of the fiscal year ending December 31, 2001. Although the Company has not fully evaluated the effects of SFAS No. 133 on its consolidated financial statements, its adoption is not expected to have a significant impact.

      USE OF ESTIMATES - The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

      RECLASSIFICATIONS - Certain reclassifications have been made to the prior years' consolidated financial statements to conform with the current year presentation.

2.    AGREEMENT WITH AMERICAN GREETINGS

      On November 2, 1999, the Company entered into a definitive Agreement and Plan of Merger (Merger Agreement) with American Greetings Corporation (American Greetings) and a subsidiary of American Greetings under which the subsidiary has offered to purchase all outstanding shares of the Company's common stock (and associated Rights) for $10.25 per share. Closing of the tender offer is subject to the satisfaction of certain conditions, including regulatory approval, the absence of any injunction and the tender of a majority of the outstanding shares of common stock. Subsequent to the consummation of the tender offer, the subsidiary will be merged into the Company and each remaining share of outstanding common stock of the Company (other than shares held by American Greetings and dissenting shares) will be exchanged for a right to receive $10.25 in cash. The transaction is subject to termination under certain conditions, including if the transaction has not closed on or before 18 months from the date of the Merger Agreement. Upon closing of the transaction, an additional $800 will be owed by the Company to certain of its third-party financial advisors, with no such amount being due in the event the transaction is terminated. In the event of a termination, one of two Termination Fees would be due among the parties to the Merger Agreement, depending upon the circumstances of the termination - either $20,000 would be owed by American Greetings to the Company, or $7,000 would be owed by the Company to American Greetings. See Note 17.

      Simultaneously with approving this transaction, the Company's Board of Directors amended the Common Stock Rights Agreement (see Note 13) to exempt the transaction from the provisions of the Agreement.

3.    RESTRUCTURING AND OTHER ITEMS

      CUSTOMER BANKRUPTCY - On October 12, 1999, one of the Company's major customers, Jitney-Jungle Stores of America, Inc. (Jitney-Jungle), filed for Chapter 11 bankruptcy protection. Due to the uncertainty surrounding the financial stability of Jitney-Jungle, during the quarter ended September 30, 1999, the Company recorded a pretax charge totaling $7,864 to write down the assets considered to be impaired as a result of the bankruptcy filing as follows: write-off of the unamortized balance of deferred sales agreement costs ($5,100), doubtful accounts provision for the outstanding trade receivable balance ($1,500) and write-off of the net book value of greeting card fixtures ($1,264). These expenses are included as components of net sales ($5,100) and selling, distribution and administrative expenses ($2,764) within the Consolidated Statement of Operations for the year ended December 31, 1999.

      SILLY SLAMMERS CHARGES - In June 1999, the Company made the decision to seek a buyer for its Silly Slammers business. With the Company's focus on its core card line, alternative card business and its expanding role as a provider of creative content to the Internet, the Company believes the Silly Slammers brand can best be marketed outside of Gibson. However, at the present time, no transaction is anticipated and pretax charges of $2,000 and $21,152 were recorded in the quarters ended September 30, 1999 and June 30, 1999, respectively, to write down inventory and related assets. The charges are included as a component of cost of products sold within the Consolidated Statement of Operations for the year ended December 31, 1999.

      RESTRUCTURING CHARGE - During 1998, the Company recorded asset write-downs and other charges of $26,100 in connection with a restructuring plan (the
      Plan) announced March 31, 1998 under which the Company outsourced its principal manufacturing operations formerly performed at its Cincinnati, Ohio headquarters. The costs related to the Plan, which were recognized as a separate component of operating expenses in the first quarter of 1998, included approximately $17,100 related to the facility, $5,800 related to involuntary severance of approximately 480 employees and $3,200 in other costs.

      The facility costs of $17,100 included an adjustment of $12,967 to write off the capitalized lease asset, leasehold improvements and certain machinery and equipment (included in plant and equipment) associated with the Cincinnati operations, and a reserve of $4,133 included in other liabilities representing the amount by which total future lease commitments and related operating costs of the Cincinnati facility exceed the recorded lease obligation and estimated sublease income over the remaining term of the lease. The recorded lease obligation of $12,040, representing the portion of the capital lease obligation associated with the Cincinnati facility, was reclassified from debt to other liabilities (see Notes 8 and 11). Involuntary employee severance costs and other costs were included in other current liabilities.

      During 1999, certain events occurred that required the Company to reassess the adequacy of the restructuring-related asset write-downs and remaining reserve balances. Most notable of these events were the Company's delay in vacating its Cincinnati, Ohio headquarters and the planned disposal of certain property and equipment for proceeds lower than originally anticipated. While the reassessment indicated that the total cost of the asset write-downs and other charges connected with the Plan remained $26,100, the components of the total cost and the activity therein through December 31, 1999 were as follows:

                                                             Reserve for
                                     Write-down  -------------------------------------
                                   Property and  Excess Lease   Involuntary      Other
                                     Equipment    Commitments    Severance       Costs         Total
Restructuring charges - original      $ 12,967      $  4,133      $  5,800      $  3,200      $ 26,100
Reclassification of capital lease
  obligation from debt to other
  liabilities                             --          12,040          --            --          12,040
                                      --------      --------      --------      --------      --------
                                        12,967        16,173         5,800         3,200        38,140
Less 1998 usage:
  Non-cash write-downs                 (12,967)                                   (1,200)      (14,167)
  Payment of termination benefits                                   (3,421)                     (3,421)
  Other payments, net                     --            (447)         --            (909)       (1,356)
                                      --------      --------      --------      --------      --------
Balance at December 31, 1998              --          15,726         2,379         1,091        19,196

Effect of 1999 reassessment                558         1,024          (782)         (800)         --

Less 1999 usage:
  Non-cash write-downs                    (558)                                                   (558)
  Payment of termination benefits                                     (247)                       (247)
  Other payments, net                     --            (924)         --             (64)         (988)
                                      --------      --------      --------      --------      --------
Balance at December 31, 1999          $   --        $ 15,826      $  1,350      $    227      $ 17,403
                                      ========      ========      ========      ========      ========




      As of December 31, 1999, the Company had completed the outsourcing of manufacturing operations and had eliminated approximately 400 employee positions.

      The termination of employees in connection with the Plan resulted in a curtailment of a defined benefit pension plan, and a curtailment gain of $3,045 before income taxes was recognized as a restructuring gain in the third quarter of 1998 (see Note 12), resulting in a net pretax restructuring charge of $23,055.

4.    TRADE RECEIVABLES

      Trade receivables at December 31, 1999 and 1998, consisted of the following:



                                                            1999         1998
Trade receivables                                         $123,169     $128,136
Less reserves for returns, allowances, cash discounts
  and doubtful accounts                                     56,233       56,698
                                                          --------     --------
                                                          $ 66,936     $ 71,438
                                                          ========     ========

5.    INVENTORIES

      Inventories at December 31, 1999 and 1998, consisted of the following:

                                 1999        1998
Finished goods                 $34,655     $54,523
Work-in-process                 12,067      27,498
Raw materials and supplies       3,752       2,468
                               -------     -------
                               $50,474     $84,489
                               =======     =======


6.    PLANT AND EQUIPMENT

      Plant and equipment at December 31, 1999 and 1998, consisted of the following:

                                                                   1999         1998
Land and buildings                                               $ 10,493     $ 12,939
Land and buildings under capital lease, net
   of restructuring charge (see Note 3)                             7,654        7,654
Machinery and equipment                                            31,211       26,924
Machinery and equipment under capital leases                        2,936         --
Display fixtures                                                   75,360       88,614
Leasehold improvements                                              4,718        2,829
Construction in progress, principally management information
  systems (see Note 14)                                            28,365       14,600
                                                                 --------     --------
                                                                  160,737      153,560
Less accumulated depreciation                                      73,240       77,654
                                                                 --------     --------
                                                                 $ 87,497     $ 75,906
                                                                 ========     ========

At December 31, 1999 and 1998, accumulated depreciation included depreciation on assets acquired under capital lease obligations of $2,232 and $1,323, respectively.

7.    OTHER ASSETS

      Other assets at December 31, 1999 and 1998, consisted of the following:


                                    1999         1998
Deferred and prepaid costs        $147,858     $140,476
Investments                          6,033       12,205
Goodwill                             9,762       10,495
Other                                7,174        6,900
                                  --------     --------
                                   170,827      170,076
Less accumulated amortization       99,572       82,025
                                  --------     --------
                                  $ 71,255     $ 88,051
                                  ========     ========

8.    DEBT

      Debt at December 31, 1999 and 1998, consisted of the following:

                                                                         1999        1998
Secured Credit Agreement bearing variable interest (7.80%
   at December 31, 1999)                                                $18,114     $  --
Financing Arrangement bearing variable interest (weighted
   average rate of 6.39% at December 31, 1999)                            3,761       2,449
American Greetings note, including accrued interest at 8.10%,
   payable January 19, 2000                                               9,109        --
Other notes bearing interest at a weighted average rate of
   5.20%, payable in quarterly installments                                --           155
                                                                        -------     -------
                                                                         30,984       2,604
Land and building capital lease obligation payable in monthly installments through 2013, net of $12,288 and $12,040 included in other liabilities at December 31, 1999 and 1998, respectively
   (see Note 3)                                                           8,192       7,935
Equipment capital lease obligations payable in monthly
   installments through 2001                                              2,156        --
                                                                        -------     -------
                                                                         41,332      10,539
Less debt due within one year                                            31,943         155
                                                                        -------     -------
                                                                        $ 9,389     $10,384
                                                                        =======     =======


      As a result of the Silly Slammers charge during the quarter ended June 30, 1999, the Company no longer met the conditions for borrowings under its 364-day $30,000 revolving credit agreement (Credit Agreement) entered into on May 11, 1999, an agreement which replaced a similar $30,000 facility expiring in April 1999. Accordingly, beginning July 27, 1999, the Company and its lenders entered into a series of amendments to the Credit Agreement, each of which included a commitment of funds to the Company for approximately 30 days, with any borrowings secured by the Company's trade receivables and inventory. The Credit Agreement was terminated and replaced with the Secured Credit Agreement on November 30, 1999. During 1999, the average interest rate for borrowings outstanding under the Credit Agreement was 8.20%; no borrowings were outstanding throughout 1998.

      On November 30, 1999, the Company entered into the Secured Credit Agreement, under which up to $50,000 is available to the Company during the next three years for general corporate purposes. The exact amount of funds available is determined by the Company's level of qualifying assets (trade receivables and inventory). Outstanding borrowings are secured by substantially all of the Company's assets and bear interest at prevailing commercial paper rates plus 175 to 275 basis points, depending upon the Company's level of earnings as defined in the Secured Credit Agreement. During 1999, the average interest rate for borrowings outstanding under the Secured Credit Agreement was 7.79%. In addition, the Company pays a standby letter of credit fee and a commitment fee, both of which are determined at fluctuating rates depending upon the Company's level of earnings. During 1999, the average standby letter of credit fee was 2.00% of the balance of such instruments outstanding and the commitment fee was 0.375% of the unused portion of funds available.

      In November 1998, the Company replaced The Ink Group's existing debt with an Australian-Dollar-denominated multi-option financing arrangement (Financing Arrangement) which expired January 31, 2000. At December 31, 1999, the maximum amount available under the Financing Arrangement was approximately $4,265. Depending upon the financing option elected, borrowings under the Financing Arrangement bear interest at varying rates, which are based upon prevailing rates. During 1999, the average interest rates for borrowings under the Financing Arrangement were 6.15%. As a result of the January 31, 2000 expiration of the Financing Arrangement and the Company's subsequent renegotiation efforts, borrowings under the Financing Arrangement have been classified as short-term debt as of December 31, 1999. As of December 31, 1998, such borrowings were classified as long-term debt.

      In connection with the exercise of warrants to purchase Egreetings common stock, on December 20, 1999, the Company entered into a 30-day $9,087 promissory note with American Greetings. On January 19, 2000, the note principal was repaid in full, along with interest accrued at 8.10%.

      The fair value of the Company's long-term debt (excluding capital lease obligations) is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of the Company's gross long-term debt approximated its carrying value at December 31, 1999 and 1998 given the nature of then-outstanding debt.

      Interest payments, net of the amount capitalized, for the years ended December 31, 1999, 1998 and 1997 totaled $3,654, $5,269 and $5,930, respectively. Capitalized interest for each of these years totaled $852, $198 and $0, respectively.

      The Company's debt agreements contain customary covenants and events of default including, among other things, provisions which require the maintenance of minimum amounts of earnings and net worth and of certain financial ratios, limit the amount of capital expenditures, payments made in connection with customer sales agreements and dividend payments. The Company was not in compliance with certain of these provisions as of December 31, 1999. See Note 17.

9.    INCOME TAXES

      The income tax (benefit) provision for the years ended December 31, 1999, 1998 and 1997, consisted of the following:

                                             1999          1998          1997
Federal:
  Current                                  $(19,778)     $  8,917      $ 10,942
  Deferred                                    5,501       (11,122)        1,038
  Valuation allowance                        (4,692)        4,260          --
  Deferred investment tax credits, net         --             (64)          (64)
                                           --------      --------      --------
                                            (18,969)        1,991        11,916
                                           --------      --------      --------
State and local:
  Current                                    (4,749)        1,952         2,497
  Deferred                                   (1,438)       (2,540)          293
  Valuation allowance                        (1,072)          974          --
                                           --------      --------      --------
                                             (7,259)          386         2,790
                                           --------      --------      --------
                                           $(26,228)     $  2,377      $ 14,706
                                           ========      ========      ========


      The effective income tax rate for the years ended December 31, 1999, 1998 and 1997, varied from the statutory federal income tax rate as follows:


                                                 1999        1998       1997
Statutory federal income tax rate                 35.0%       35.0%      35.0%
State and local income taxes, net of federal
  income tax benefit                               7.6         7.5        4.9
Nondeductible goodwill amortization               (0.2)        7.7        1.2
Other                                             (0.1)        1.9       (0.6)
                                                ------      ------     ------
                                                  42.3%       52.1%      40.5%
                                                ======      ======     ======

      The net deferred taxes at December 31, 1999 and 1998, consisted of the following:

                                 1999          1998
Current deferred taxes:
  Gross assets                 $ 37,533      $ 40,126
  Gross liabilities             (22,195)         (229)
                               --------      --------
                                 15,338        39,897
                               --------      --------
Noncurrent deferred taxes:
  Gross assets                   38,583        37,997
  Valuation allowance              (300)       (6,064)
  Gross liabilities              (1,983)       (3,488)
                               --------      --------
                                 36,300        28,445
                               --------      --------
                               $ 51,638      $ 68,342
                               ========      ========


      Included within the net deferred taxes at December 31, 1999 and 1998 were net deferred tax liabilities totaling $18,479 and $74, respectively, recorded in connection with the Other Comprehensive Income items reflected in the Consolidated Statements of Changes in Stockholders' Equity. In addition, the Company has recorded valuation allowances with respect to the deferred tax assets as a result of recent capital losses and uncertainties with respect to the amount of taxable capital gain income which will be generated in future years. Capital loss carryforwards of $45 will expire in 2001 and $255 will expire in 2003.

      The tax balances of significant temporary differences representing deferred tax assets and liabilities at December 31, 1999 and 1998, consisted of the following:

                                                           1999          1998
Marketable securities fair value adjustment              $(18,571)     $   --
Reserves for returns, allowances, cash discounts and
  doubtful accounts                                        21,867        21,734
Reserve for inventories and related items                   5,766         7,925
Depreciation of plant and equipment                        (1,621)       (3,275)
Reserve for display fixtures                                5,368         2,391
Accrued compensation and benefits                          10,029        14,011
Postretirement benefits                                     2,301         2,317
Sales agreement payments due                               11,410         8,139
Restructuring-related reserves                              8,725         8,396
Capital losses                                                300         6,064
State net operating losses                                  2,209          --
Alternative minimum tax credit                                247          --
Other accruals and reserves, net                            3,908         6,704
                                                         --------      --------
                                                           51,938        74,406
Valuation allowance                                          (300)       (6,064)
                                                         --------      --------
                                                         $ 51,638      $ 68,342
                                                         ========      ========



      Income tax payments, net of refunds received, for the years ended December 31, 1999, 1998 and 1997 totaled $3,865, $12,222 and $14,753, respectively.

10.   OTHER CURRENT LIABILITIES

      Other current liabilities at December 31, 1999 and 1998, consisted of the following:


                                                           1999        1998
Compensation, payroll taxes and related withholdings     $16,600     $ 7,878
Customer allowances                                        7,904       8,240
Accrued insurance                                          6,163      10,749
Sales agreement payments due within one year               5,964       8,349
Accrued interest                                           4,975       6,476
Property and other taxes                                   4,731       4,796
Restructuring-related reserves (see Note 3)                1,577       3,470
Other                                                     11,800      11,536
                                                         -------     -------
                                                         $59,714     $61,494
                                                         =======     =======

11.   OTHER LIABILITIES

      Other liabilities at December 31, 1999 and 1998, consisted of the following:


                                                      1999        1998
Accrued pension and postretirement expense (see
   Note 12)                                         $21,421     $21,580
Restructuring-related reserves (see Note 3)          15,826      15,726
Sales agreement payments due after one year           6,485       7,778
Other                                                 2,699       2,451
                                                    -------     -------
                                                    $46,431     $47,535
                                                    =======     =======

12.   RETIREMENT AND POSTRETIREMENT BENEFIT PLANS

      RETIREMENT PLANS - The Company combined its two defined contribution plans during 1997. The combined plan incorporates the provisions of the former plans which, pursuant to Section 401(k) of the Internal Revenue Code, provide that employees meeting certain eligibility requirements may defer a portion of their salary subject to certain limitations. The Company pays certain administrative costs of the plan and makes contributions based upon a percentage of the employee's salary deferral and an annual additional contribution at the discretion of the Board of Directors consistent with the terms of the former plans. For the years ended December 31, 1999, 1998 and 1997, the expense for these plans totaled $194, $287 and $385, respectively.

      The Company also sponsors a defined benefit pension plan (the Retirement
      Plan) covering substantially all employees who meet certain eligibility requirements. Benefits are based upon years of service and average compensation levels. The Company's general funding policy is to contribute amounts deductible for federal income tax purposes. Contributions are intended to provide not only for benefits earned to date, but also for benefits expected to be earned in the future.

      In addition to the Retirement Plan, the Company has established the following plans (collectively, the Nonqualified Plans): a nonqualified defined benefit plan for employees whose benefits under the Retirement Plan are limited by provisions of the Internal Revenue Code; a nonqualified defined benefit plan to provide supplemental retirement benefits for selected executives in addition to benefits provided under other Company plans; and a nonqualified plan to provide retirement benefits for members of the Company's Board of Directors who are not covered under any of the Company's other plans. These plans were unfunded at December 31, 1999 and 1998, although assets for these plans totaling $5,633 and $5,766, respectively, were held in Rabbi trusts.

      The following table sets forth summarized information on the Company's defined benefit pension plans for the years ended December 31, 1999 and 1998:


                                                                  RETIREMENT PLAN              NONQUALIFIED PLANS
                                                                1999           1998           1999           1998
Change in projected benefit obligation:
  Projected benefit obligation at beginning of year           $ 91,300       $ 79,306       $  7,418       $  6,613
  Service cost                                                   1,888          2,063            270            256
  Interest cost                                                  5,739          5,927            446            480
  Actuarial (gain) loss                                        (13,902)        13,070         (1,221)           516
  Curtailment                                                   (1,052)        (3,088)          --             --
  Benefit payments                                              (5,292)        (5,978)          (490)          (447)
                                                              --------       --------       --------       --------
Projected benefit obligation at end of year                   $ 78,681       $ 91,300       $  6,423       $  7,418
                                                              ========       ========       ========       ========

Change in plan assets:
  Fair value of plan assets at beginning of year              $ 86,194       $ 87,709       $   --         $   --
  Actual return on plan assets                                   6,773          4,463           --             --
  Employer contributions                                          --             --              490            447
  Benefit payments                                              (5,292)        (5,978)          (490)          (447)
                                                              --------       --------       --------       --------
Fair value of plan assets at end of year                      $ 87,675       $ 86,194       $   --         $   --
                                                              ========       ========       ========       ========
Funded status:
  Funded status at end of year - assets over (under)
    projected benefit obligation                              $  8,994       $ (5,106)      $ (6,423)      $ (7,418)
  Unrecognized net actuarial (gain) loss                       (18,533)        (6,206)           161          1,200
  Unrecognized prior service cost                                   34            178            509          1,091
                                                              --------       --------       --------       --------

Net amount recognized                                         $ (9,505)      $(11,134)      $ (5,753)      $ (5,127)
                                                              ========       ========       ========       ========
  Accrued benefit liability included in other liabilities     $ (9,505)      $(11,134)      $ (6,564)      $ (5,127)
  Intangible asset included in other assets                       --             --              359           --
  Accumulated other comprehensive income, pretax                  --             --              452           --
                                                              --------       --------       --------       --------
Net amount recognized                                         $ (9,505)      $(11,134)      $ (5,753)      $ (5,127)
                                                              ========       ========       ========       ========
Weighted average assumptions:
  Discount rate                                                   7.50%          6.50%          7.50%          6.50%
  Expected return on plan assets                                  9.00%          9.00%          9.00%          9.00%
  Rate of compensation increase                                   4.50%          4.50%          4.50%          4.50%

      A summary of the components of net periodic pension (income) expense for all of the Company's defined benefit plans for the years ended December 31, 1999, 1998 and 1997, is as follows:


                                                    RETIREMENT PLAN                    NONQUALIFIED PLANS
                                           ---------------------------------     -------------------------------
                                             1999         1998         1997         1999        1998        1997
Components of net periodic benefit
  (income) expense:
     Service cost                         $ 1,888      $ 2,063      $ 2,001      $   270     $   256     $   169
     Interest cost                          5,739        5,927        5,555          446         480         466
     Expected return on plan assets        (7,112)      (6,707)      (6,246)        --          --          --
     Amortization of:
        Prior service cost                    105          258          337          262         284         278
        Actuarial (gain) loss                (228)        --           (512)           6          32          26
     Curtailment (gain) loss               (2,022)      (3,024)        --            130        --          --
                                          -------      -------      -------      -------     -------     -------
Net periodic benefit (income) expense     $(1,630)     $(1,483)     $ 1,135      $ 1,114     $ 1,052     $   939
                                          =======      =======      =======      =======     =======     =======


      The increase in the discount rate from 6.50% to 7.50% in 1999 increased the actuarial gain component of the Retirement Plan's and the Nonqualified Plans' projected benefit obligation by $10,009 and $592, respectively; while the decrease in the discount rate from 7.25% to 6.50% in 1998 increased the actuarial loss component of the respective plans' projected benefit obligation by $8,441 and $551, respectively. In addition, headcount reductions and subsidiary dispositions resulted in curtailments of the Retirement Plan and the Nonqualified Plans, the effects of which are reflected in the preceding tables as well as the following tables related to the Company's postretirement benefits.

      POSTRETIREMENT BENEFITS - In addition to providing pension benefits, the Company provides medical and life insurance benefits for eligible employees upon retirement from the Company. Substantially all employees may become eligible for such benefits upon retiring from active employment of the Company. Medical and life insurance benefits for employees and retirees are paid by a combination of Company and employee or retiree contributions. Retiree insurance benefits are provided by insurance companies whose premiums are based on claims paid during the year.

      The following table sets forth summarized information on the Company's postretirement benefits for the years ended December 31, 1999 and 1998:


                                                                      1999          1998
Change in projected benefit obligation:
  Projected benefit obligation at beginning of year                 $ 3,944       $ 3,587
  Service cost                                                          157           155
  Interest cost                                                         202           248
  Participants' contributions                                           268           261
  Actuarial (gain) loss                                              (1,100)          428
  Curtailment                                                          --            (319)
  Benefit payments                                                     (437)         (416)
                                                                    -------       -------
Projected benefit obligation at end of year                         $ 3,034       $ 3,944
                                                                    =======       =======
Change in plan assets:
  Fair value of plan assets at beginning of year                    $  --         $  --
  Employer contributions                                                169           155
  Participants' contributions                                           268           261
  Benefit payments                                                     (437)         (416)
                                                                    -------       -------
Fair value of plan assets at end of year                            $  --         $  --
                                                                    =======       =======
Funded status:
  Funded status at end of year - assets under projected benefit
    obligation                                                      $(3,034)      $(3,944)
  Unrecognized net actuarial gain                                    (2,279)       (1,328)
  Unrecognized prior service cost                                       (39)          (47)
                                                                    -------       -------
Accrued benefit liability included in other liabilities             $(5,352)      $(5,319)
                                                                    =======       =======

Weighted average assumptions:
  Discount rate                                                        7.50%         6.50%
  Health care cost trend rates: *
     - through age 65                                                  7.50%         8.00%
     - over age 65                                                     5.50%         6.00%


* Trend rates assumed to decrease 0.5% annually to 5.5% in the year 2003 (4.5% in 2001 for over age 65 coverage), and remaining level thereafter.

      Net periodic expense of the Company's postretirement benefits for the years ended December 31, 1999, 1998 and 1997, was as follows:

                                                 1999       1998       1997
Components of net periodic benefit expense:
  Service cost                                  $ 157      $ 155      $ 146
  Interest cost                                   202        248        248
  Amortization of:
     Prior service cost                            (8)       (10)       (11)
     Actuarial gain                              (149)       (86)      (112)
  Curtailment gain                               --          (21)      --
                                                -----      -----      -----
Net periodic benefit expense                    $ 202      $ 286      $ 271
                                                =====      =====      =====

      The health care cost trend rate assumption does not have a significant effect on the amounts reported. For example, a 1% change in the health care cost trend rate would have the following effects:


                                                            INCREASE   DECREASE

Effect on total of service and interest cost components       $ 21       $ (19)
Effect on postretirement benefit obligation                    148        (133)



13.   STOCKHOLDERS' EQUITY

      EMPLOYEE STOCK PLANS - Under various stock option and incentive plans, the Company may grant incentive and nonqualified stock options to purchase up to 5,565,500 shares of common stock. All incentive options are granted at the fair market value on the date of grant. Incentive stock options become exercisable equally over three years beginning one year after the date granted and expire ten years after the date granted. Nonqualified stock options become exercisable according to a vesting schedule determined at the date granted and expire on the date set forth in the option agreement. Nonqualified stock options were granted in 1999, 1998 and 1997 at exercise prices at least equal to the fair market value of the common stock on the date of grant. Of these, nonqualified stock options for 30,000 shares of common stock in 1997 and 300,000 shares of common stock in 1996 were granted to certain of the Company's officers contingent on stockholder approval of an increase in the number of shares authorized for issuance under one of the Company's employee stock plans. For financial reporting purposes, these 330,000 options were deemed to have been granted on April 24, 1997, the date stockholder approval was obtained. At that date, the exercise prices were less than the market price of the common stock. As a result, the contingent options are reported as having been granted at exercise prices below the fair market value of the common stock.

      Under certain employee stock plans, the Company may grant the right to purchase restricted shares of its common stock. No restricted shares were granted in 1999, 1998 or 1997.

A summary of stock option activity during the years ended December 31, 1999, 1998 and 1997, is as follows:

                                            1999                       1998                      1997
                                 -------------------------  --------------------------  ------------------------

                                                WEIGHTED                   WEIGHTED                  WEIGHTED
                                                AVERAGE                    AVERAGE                   AVERAGE
                                                EXERCISE                   EXERCISE                  EXERCISE
                                    SHARES       PRICE         SHARES       PRICE        SHARES       PRICE


Outstanding at beginning of year     2,416,917    $ 18.99       1,995,256    $ 16.80      1,424,273    $ 13.29
Granted - exercise price on date
  of grant:
    Equal to market price of stock      28,000       6.09         228,667      21.27        623,500      22.62
    Greater than market price of
      stock                                  -          -         333,333      29.00         22,000      20.19
    Less than market price of stock          -          -               -          -        330,000      16.67
Exercised                                    -          -         (97,870)     13.12       (312,481)     12.59
Forfeited                             (301,832)    20.97          (42,469)     20.38        (92,036)     16.01
                                     ---------    -------       ---------    -------      ---------    -------
Outstanding at end of year           2,143,085    $ 18.55       2,416,917    $ 18.99      1,995,256    $ 16.80
                                     =========    =======       =========    =======      =========    =======
Exercisable at end of year           1,803,737    $ 17.36       1,582,885    $ 15.85        860,516    $ 13.76
                                     =========    =======       =========    =======      =========    =======



The range of exercise prices on shares outstanding as of December 31, 1999, was as follows:


                                                 OUTSTANDING                             EXERCISABLE
                                     -----------------------------------------     ----------------------
                                                     WEIGHTED AVERAGE                            WEIGHTED
                                                     ----------------
                                                                 REMAINING                        AVERAGE
       RANGE OF                                    EXERCISE      CONTRACTUAL                     EXERCISE
  EXERCISE PRICES                     SHARES         PRICE       LIFE IN YEARS       SHARES         PRICE

$      4.06                           18,000         $4.06           9.65              --          $   --
 9.75-14.38                          528,285         12.08           6.48           518,285         12.13
14.50-20.75                          886,467         16.76           7.05           861,468         16.68
22.00-30.00                          710,333         25.94           8.15           423,984         25.15


For the years ended December 31, 1999, 1998 and 1997, compensation expense recognized under stock-based employee compensation plans was not material.

At December 31, 1999, 1,072,273 shares were available under the stock option and incentive plans, all of which were available to be issued as restricted shares.

If the Company had adopted the expense recognition provisions of SFAS No. 123 for purposes of determining compensation expense related to stock options granted during the years ended December 31, 1999, 1998 and 1997, net (loss) income and net (loss) income per share would have been changed to the following pro forma amounts:


                                                 1999      1998           1997

Pro forma net (loss) income                $  (36,900)     $ 77     $   19,822
                                           ==========      ====     ==========

Pro forma net (loss) income per share:
   Basic                                   $    (2.33)     $  -     $     1.21
                                           ==========      ====     ==========

   Diluted                                 $    (2.33)     $  -     $     1.17
                                           ==========      ====     ==========


Compensation expense reflected in the pro forma disclosures is not indicative of future amounts when the SFAS No. 123 prescribed method will apply to all outstanding nonvested awards.

The weighted average fair values at date of grant for options granted during 1999, 1998 and 1997 were $3.08, $5.71 and $7.23 per option, respectively. The fair values were determined using the Black-Scholes option-pricing model with the following assumptions for the years ended December 31, 1999, 1998 and 1997:

                              1999           1998           1997

Expected life in years           5              5              5
Interest rate                 5.47 %         5.35 %       5.90 %
Volatility                   52.14 %        27.91 %      36.81 %
Dividend yield                --              --          0.30 %


STOCK REPURCHASE PROGRAM - On August 12, 1998, the Company announced that its July 30, 1997 stock repurchase program had been extended until July 31, 1999. This program provided for the repurchase of up to one million shares of common stock. The repurchases were to be made on the open market or in private negotiated transactions at prevailing market prices, with the dates and amount of repurchases determined by market conditions. The common stock acquired is held as treasury stock and used in the Company's employee stock plans and for general corporate purposes. As of its expiration, the Company had repurchased 795,000 shares of its common stock under this program.

On October 8, 1998, the Company announced a second stock repurchase program, providing for the purchase of up to an additional one million shares of common stock over the 12-month period ending October 6, 1999 at terms similar to the July 30, 1997 stock repurchase program. No shares were repurchased under this program.

COMMON STOCK RIGHTS - On August 26, 1999, the Company's Board of Directors declared a dividend distribution of one Right for each outstanding share of the Company's common stock to stockholders of record on September 8, 1999. Each Right entitles the holder to purchase, at the price of $25 per share, 1/100th of a share of Series B Preferred Stock. Until exercisable, the Rights are attached to all outstanding shares of the Company's common stock.

The Rights are exercisable only in the event that a person or group of persons
(i) acquires 15% or more of the Company's common stock and there is a public announcement to that effect (25% in the case of a person or group of persons which was a 15% stockholder on August 26, 1999), or (ii) announces an intention to commence or commences a tender or exchange offer which would result in that person or group beneficially owning 15% or more of the Company's common stock. If the Rights become exercisable, upon a subsequent merger or other business combination transaction, each Right may entitle the holder to purchase common stock of the acquiring company worth two times the exercise price of the Right. Under certain other circumstances (defined in the Rights Agreement) each Right may entitle the holder (with certain exceptions) to purchase common stock, or in certain circumstances, cash, property or other securities of the Company, having a value worth two times the exercise price of the Right.

The Rights are redeemable at one cent per Right at any time prior to 20 days after the public announcement that a person or group has acquired 15% of the Company's common stock. Unless exercised or redeemed earlier by the Company, the Rights expire on August 31, 2009. The Company's Board of Directors retains the right to amend the terms of the Rights Agreement, subject to certain restrictions. See Note 2.

ACCUMULATED OTHER COMPREHENSIVE INCOME - The components of accumulated other comprehensive income, net of tax, at December 31, 1999 were: currency translation, $122; unrealized gains on securities, $27,625; and minimum pension liability adjustment, $(271). Currency translation, net, was the only component of accumulated other comprehensive income at December 31, 1998.

14.   COMMITMENTS

LEASE COMMITMENTS - In August 1998, the Company entered into a noncancelable operating lease for approximately 150,000 square feet of office space in Covington, Kentucky, of which approximately 33,000 square feet has been subleased back to the lessor as of February 1, 2000 at a rate equal to that being paid by the Company. The lease and the related sublease arrangement, which expire in December 2008, contain lease rates which escalate on an annual basis.

The Company has a noncancelable long-term lease for certain of its principal facilities, including its former corporate headquarters, which runs through November 30, 2013, with one 10-year renewal option available. The basic rent under the lease contains scheduled rent increases every five years, including the renewal period. The lease contains a purchase option in 2005 (and again in 2010) at the fair market value of the properties at the date of exercise. As a condition of the lease, all property taxes, insurance costs and operating expenses are to be paid by the Company. For accounting purposes, this lease has been treated as a capital lease (see Note 8).

The Company also leases additional distribution and administrative facilities, sales offices and personal property under noncancelable operating leases which expire on various dates through 2004. Certain of these leases contain renewal and escalating rental payment provisions as well as contingent payments.

Rental expense for the years ended December 31, 1999, 1998 and 1997, on all real and personal property, was $9,585, $12,884 and $15,743, respectively.

Minimum rental commitments under noncancelable leases as of December 31, 1999 are as follows:


                                                              CAPITAL                OPERATING
                                                               LEASES                  LEASES
Year Ending December 31,
2000                                                          $ 4,001     $ 8,860
2001                                                            4,828       7,428
2002                                                            3,857       5,145
2003                                                            3,720       4,078
2004                                                            3,720       2,746
Thereafter                                                     41,800      10,946
                                                               ------      ------
Net minimum commitments                                        61,926     $39,203
                                                                          =======
  Less amount representing interest                            39,290
                                                               ------

Present value of net minimum lease commitments (see Note 3)   $22,636
                                                              =======

Total net minimum rental commitments have not been reduced by future minimum sublease rentals of $4,980 under the Company's operating lease for its Covington, Kentucky corporate headquarters.

MANAGEMENT INFORMATION SYSTEMS UPGRADE - The Company is in the process of investing up to $35,000 to implement a major management information systems plan to replace core business applications which support sales and customer services, procurement and manufacturing, distribution and finance with Enterprise Resource Planning (ERP) software. As of December 31, 1999 and 1998, approximately $30,200 and $10,800, respectively, had been spent on the ERP project.

CONTRACT COMMITMENTS - The Company has several long-term customer sales agreements which require payments and credits for each of the years in the four-year period ended December 31, 2003, of $5,964, $2,572, $2,366 and $1,547,
respectively, and no payments and credits thereafter. These amounts are included as other current liabilities or other liabilities in the accompanying consolidated balance sheet as of December 31, 1999.

During January 2000, the Company entered into a sales agreement with a customer which requires payments totaling $7,650 over the life of the contract - $2,850 in 2000 and $1,200 in each of the years in the four-year period ended December 31, 2004.

In addition, in the ordinary course of business, the Company has entered into various contracts including contracts with third-party suppliers with which the Company contracted in connection with outsourcing its manufacturing operations.

LETTERS OF CREDIT - At December 31, 1999 and 1998, the Company had outstanding letters of credit of $387 and $4,388, respectively, which served to collateralize the Company's obligations to third parties for the purchase of inventory. In addition, at December 31, 1999, the Company had a $500 standby letter of credit related to certain of its office facilities. The fair value of these letters of credit approximates contract values.

      EMPLOYMENT AGREEMENTS - The Company has employment agreements with certain executives which provide for, among other things, minimum annual base salaries which may be adjusted periodically, continued payment of salaries in certain circumstances and incentive bonuses. Certain agreements further provide for employment termination payments, including payments contingent upon any person becoming the beneficial owner of 30% or more of the Company's outstanding common stock. See Note 17.

15.   LEGAL PROCEEDINGS

      The Company is a defendant in certain routine litigation which is not expected to result in a material adverse effect on the Company's net worth, total cash flows or operating results.

16.   ACQUISITIONS AND DIVESTITURES

      On July 3, 1998, the Company acquired a majority interest in The Ink Group, based in Sydney, Australia, with additional operations in New Zealand and the United Kingdom, for $1,000 and an agreement to provide operating loans. These operating loans totaled $9,399 as of December 31, 1999. The Company acquired 60% ownership of The Ink Group's operating companies in Australia and New Zealand and 100% ownership of its operating company in the United Kingdom. This transaction was accounted for using the purchase method of accounting, resulting in the Company recording goodwill totaling $10,495. The pro forma effect of the acquisition was not material to the Company's results of operations for 1998 or 1997.

      On August 31, 1998, the Company sold The Paper Factory to PFW Acquisition Corp. for $36,216, which approximated the Company's investment. The Paper Factory's sales totaled $46,635 for the eight-month period in 1998 and $86,149 for full-year 1997.

17.   SUBSEQUENT EVENTS

      AMERICAN GREETINGS TRANSACTION - Pursuant to the Merger Agreement described in Note 2, on March 9, 2000, American Greetings completed its merger with the Company by acquiring 97.4% of the Company's outstanding common shares, thereby triggering the change-in-control provisions contained in certain of the Company's agreements. Included in these provisions were the following: i) accelerated payment of the balance owed under employee retention agreements (see "Other Current Assets" in Note
      1); ii) increased termination benefits under executive employment contracts; and iii) Egreetings' right to repurchase at fair market value (as defined in the stock purchase agreement) all common shares of Egreetings held by the Company. As of March 30, 2000, Egreetings' right to repurchase had expired. On that date, the Company's investment in Egreetings had a market value of approximately $39,369, based on the $5 13/16 per share closing price quoted in the Nasdaq National Market.

      In addition, on March 30, 2000, American Greetings repaid and terminated the Company's Secured Credit Agreement. Accordingly, the debt covenant violations referred to in Note 8 became no longer applicable.